EXHIBIT 99


                                   Document is copied

                         Contacts: Mark Fredrickson
                                   EMC Corporation
                                   (508) 293-7137
                                   fredrickson_mark@emc.com

                                   Lenny Parrnelli
                                   McDATA Corporation
                                   (888) 737-1990
                                   investor_relations@McDATA.com
FOR IMMEDIATE RELEASE

               EMC CORPORATION AND MCDATA CORPORATION
              ANNOUNCE 'WHEN ISSUED' TRADING MARKET FOR
                     MCDATA CLASS A COMMON STOCK

HOPKINTON, Mass. and BLOOMFIELD, Colo. - February 1, 2001 - EMC Corporation (NYSE: EMC) and McDATA Corporation (Nasdaq: MCDT) today announced that "when issued" trading in shares of Class A common stock of McDATA Corporation will commence on the Nasdaq National Market on Monday, February 5, 2001. McDATA has applied to the Nasdaq National Market to have the "when-issued" McDATA Class A common stock trade under the symbol "MCDAV."

      As previously announced, after the close of the market on February 7, 2001, EMC will distribute 81 million shares of McDATA Class A common stock, which represents approximately 74 percent of the total outstanding common stock of McDATA, to EMC stockholders of record as of 5:00 p.m. Eastern time on January 24, 2001. Owners of EMC common stock on the record date may trade in McDATA Class A common stock on a "when-issued" trading basis. Trades effected in the "when-issued" market will be settled with shares of McDATA Class A common stock issued in EMC's distribution.

The Distribution

         The McDATA Class A common stock will be distributed to EMC stockholders in the amount of approximately 0.0368069 of a share of McDATA Class A common stock for each share of EMC common stock (approximately 36 shares of McDATA Class A common stock for each 1,000 shares of EMC common stock). Each EMC stockholder also will receive a cash payment for any fractional shares of McDATA Class A common stock.

         As previously announced, EMC has received a ruling from the Internal Revenue Service that the distribution to EMC stockholders of the McDATA Class A common stock will be tax free to EMC stockholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares will be taxable.

Further Information on Distribution

         An information statement has been mailed to EMC stockholders of record as of 5:00 p.m. Eastern time on January 24, 2001, the record date. The information statement includes the final ratio of shares of McDATA Class A common stock to be distributed for each share of EMC common stock, as well as information as to how to calculate the cost basis of such shares. McDATA has filed an application to list the Class A common stock on the Nasdaq National Market under the symbol "MCDTA."

EMC Corporation

      EMC Corporation (NYSE: EMC) is the world leader in information storage systems, software, networks and services, providing the information infrastructure for a connected world. Information about EMC's products and services can be found at http://www.EMC.com.

McDATA Corporation

         McDATA (Nasdaq: MCDT) is the leader in open storage networking solutions and provides highly available, scalable and centrally managed storage area networks (SANs) that address enterprise-wide storage problems. McDATA's enterprise-to-edge SAN solutions improve the reliability and availability of data to simplify SAN management and reduce the total cost of ownership. McDATA extensively pre-tests its solutions to provide IT organizations with the comprehensive tools, methodologies and support essential to robust SAN implementation. McDATA distributes its products through its OEMs, network of resellers and Elite Solution Partners. McDATA and the McDATA logo are registered trademarks of McDATA Corporation.

EMC2 and EMC are registered trademarks of EMC Corporation. Other trademarks are the property of their respective owners

This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) component quality and availability; (ii) delays in the development of new technology and the transition to new products; (iii) competitive factors, including but not limited to pricing pressures, in the computer storage and server markets;
(iv) the relative and varying rates of product price and component cost declines; (v) economic trends in various geographic markets and fluctuating currency exchange rates; (vi) the ability to attract and retain highly qualified employees; (vii) deterioration or termination of the agreements with certain of the Company's indirect channels; (viii) the uneven pattern of quarterly sales; (ix) risks associated with strategic investments and acquisitions; and (x) other one-time events and other important factors disclosed previously and from time to time in EMC's filings with the U.S. Securities and Exchange Commission.